Exhibit 99.1
September 11, 2013

Plexus Corp. to hold Investor Day – Will Confirm Fourth Quarter Revenue Guidance and Increase Fourth Quarter EPS Guidance

NEENAH, WI, September 11, 2013 - Plexus Corp. (NASDAQ: PLXS) will be hosting an investor day on September 12, 2013 in Wheeling, Illinois. The event will include presentations from Dean Foate, Chairman, President and Chief Executive Officer, as well as other members of the Company's senior leadership team to update investors on the Company and its strategy, growth initiatives and financial performance. The event, which runs from 9:00 a.m. to 1:00 p.m. Central Time, is being held at the Westin Chicago North Shore in Wheeling, IL.

During the meeting, Plexus will confirm its prior fiscal fourth quarter revenue guidance of $545 to $575 million. Plexus will revise the diluted EPS guidance to $0.66 to $0.70, including approximately $0.08 per share of stock-based compensation expense. The new guidance range is above the EPS guidance of $0.60 to $0.66 provided on July 17, 2013. Plexus expects no restructuring charges during the fiscal fourth quarter.

A webcast, with live audio broadcast, will be available at the investor relations section of Plexus' website, www.plexus.com, for individuals who are not able to attend the meeting in person. A replay of the meeting will also be available at the Company's website.

For further information, please contact:

Ginger Jones, Sr. Vice President, Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. - The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects on Plexus of Juniper Network, Inc.'s disengagement; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our new facility in Romania and our announced plans to replace facilities in the United States, and other recent, planned and potential future expansions or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, instability in the Korean peninsula, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company's Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended September 29, 2012).

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